Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Third Quarter Fiscal 2026 Results

Third Quarter Fiscal 2026 Highlights:

•	Revenue increased 21% to $56.7 million

•	Gross profit increased 15% to $13.5 million; Gross profit margin was 23.8%

•	Net income per diluted share increased 79% to $0.25; adjusted net income per diluted share[1] increased 72% to $0.31

•	Adjusted EBITDA[1] increased 50% to $6.0 million; Adjusted EBITDA margin[1] was 10.7%

•	Orders[2] were $71.7 million; Book-to-Bill ratio[2] of 1.3x and record backlog[2] of $515.6 million

•	Strong balance sheet with no debt, $22.3 million in cash, and access to $43.0 million under its revolving credit facility at quarter end to support growth initiatives

•	Updating and increasing full year fiscal 2026 guidance; Remain on track to reach strategic goal of 8% to 10% annual organic revenue growth and low to mid-teen Adjusted EBITDA margins[1] by fiscal 2027

BATAVIA, NY, February 6, 2026 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Energy & Process, and Space industries, today reported financial results for its third quarter for the fiscal year ending March 31, 2026 (“fiscal 2026”).

Graham’s President and Chief Executive Officer, Matthew J. Malone stated, “Our third quarter results reflect continued strong, disciplined execution across the organization as we progress through the back half of fiscal 2026. Revenue growth and profitability were driven by solid performance across our end markets and supported by a record backlog, which provides meaningful visibility into future demand. Activity in our Defense market remains robust, while the Energy & Process and Space markets continue to perform in line with our expectations.”

Mr. Malone continued, “As we move through the remainder of the fiscal year, we remain focused on disciplined execution, operational efficiency, and advancing strategic initiatives that strengthen our competitive position. We continue to invest in automation, advanced testing, and new technical capabilities that enhance productivity and support margin expansion. In addition, the recent acquisition of FlackTek in January 2026 meaningfully expands our technology portfolio and further positions Graham to deliver differentiated, mission-critical solutions to our core end markets.”

[1]

Adjusted net income per diluted share, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.

[2]	Orders, backlog, and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Third Quarter Fiscal 2026 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in thousands except per share data)	Q3 FY26	Q3 FY25	$ Change	% Change	YTD FY 2026	YTD FY 2025	Change	% Change
Net sales	$56,701	$47,037	$9,664	21%	$178,215	$150,551	$27,664	18%
Gross profit	$13,469	$11,686	$1,783	15%	$42,496	$36,853	$5,643	15%
Gross margin	23.8%	24.8%		-100 bps	23.8%	24.5%		-70 bps
Operating income	$3,124	$2,210	$914	41%	$12,359	$9,669	$2,690	28%
Operating margin	5.5%	4.7%		+80 bps	6.9%	6.4%		+50 bps
Net income	$2,845	$1,588	$1,257	79%	$10,530	$7,835	$2,695	34%
Net income margin	5.0%	3.4%		+160 bps	5.9%	5.2%		+70 bps
Net income per diluted share	$0.25	$0.14	$0.11	79%	$0.95	$0.71	$0.24	34%
Adjusted net income*	$3,514	$1,966	$1,548	79%	$11,881	$8,965	$2,917	33%
Adjusted net income per diluted share*	$0.31	$0.18	$0.13	72%	$1.07	$0.81	$0.26	32%
Adjusted EBITDA*	$6,044	$4,027	$2,017	50%	$19,177	$14,779	$4,398	30%
Adjusted EBITDA margin*	10.7%	8.6%		+210 bps	10.8%	9.8%		+100 bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

Quarterly net sales of $56.7 million increased 21%, or $9.7 million over the prior year reflecting our diversified revenue base. Sales to the Defense market contributed $8.3 million to growth primarily due to the timing of project milestones, new programs, and growth in existing programs. Sales to the Energy & Process market increased $2.1 million or 13% over the prior year driven by Aftermarket sales, as well as continued momentum in our New Energy markets and in particular small modular reactors (“SMRs”). Aftermarket sales to the Energy & Process and Defense markets totaled $10.8 million for the quarter, 11% above the prior year. See supplemental data for a further breakdown of sales by market and region.

Gross profit for the quarter increased $1.8 million, or 15%, to $13.5 million compared to the prior-year period of $11.7 million. As a percentage of sales, gross profit margin decreased 100 basis points to 23.8%, compared to the third quarter of fiscal 2025. This decrease in gross profit margin reflects the mix of sales during the third quarter of fiscal 2026, and a higher level of material receipts which carry lower profit margins. Additionally, the third quarter and the first nine months of fiscal 2025 gross profit benefited $0.3 million and $1.5 million, respectively, from a grant received in the prior year from the BlueForge Alliance to reimburse the Company for the cost of its defense welder training programs in Batavia, which did not repeat in fiscal year 2026. For the first nine months of fiscal 2026, we estimate the impact of tariffs on our consolidated financial statements to be approximately $1.0 million compared to the prior year and was immaterial for the third quarter of fiscal 2026. For the full fiscal 2026, we now expect the potential impact of tariffs to be between an incremental $1.0 to $1.5 million compared to the prior year.

Selling, general and administrative expense (“SG&A”), including intangible amortization, totaled $10.6 million, an increase of $0.9 million compared with the prior year due to the investments being made in operations, employees, and technology, higher acquisition and integration costs due to the Xdot and FlackTek acquisitions, as well as higher performance-based compensation due to Graham’s increased profitability, which was partially offset by a reversal of bad debt reserves. As a percentage of sales, SG&A, including amortization of 18.6%, decreased 200 basis points compared to the prior year period, reflecting the higher level of sales during the quarter, as well as our continued financial discipline.

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Cash Management and Balance Sheet

Cash provided by operating activities totaled $4.8 million for the quarter ended December 31, 2025. As of December 31, 2025, cash and cash equivalents were $22.3 million.

Capital expenditures, net for the third quarter fiscal 2026 were $2.2 million, focused on capacity expansion, increasing capabilities, and productivity improvements.

The Company had no debt outstanding as of December 31, 2025, with $43.0 million available on its revolving credit facility after taking into account outstanding letters of credit.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics ($ in millions).

	Q1 25	Q2 25	Q3 25	Q4 25	FY25	Q1 26	Q2 26	Q3 26	FY26
Orders	$55.8	$63.7	$24.8	$86.9	$231.1	$125.9	$83.2	$71.7	$280.8

Backlog	$396.8	$407.0	$384.7	$412.3	$412.3	$482.9	$500.1	$515.6	$515.6

Orders for the third quarter of fiscal 2026 were $71.7 million. This increase was primarily in the Defense and Space markets, which continue to exhibit strong tail-winds. Energy & Process orders were consistent with prior year levels, as strong demand in New Energy offset weaker Aftermarket orders. Total Aftermarket orders for the third quarter of fiscal 2026 decreased $5.2 million to $8.0 million from the record levels of the prior year.

Note that our orders tend to be lumpy given the nature of our business (i.e. large capital projects) and in particular, orders to the Defense industry, which span multiple years and can be significantly larger in size.

Backlog at quarter end was a record $515.6 million, a 34% increase over the prior-year period, driven by strong bookings including contributions from Xdot of $0.5 million, primarily in the Defense and Space markets. For the quarter, the Company achieved a book-to bill ratio of 1.3x. Approximately 35% to 40% of orders currently in backlog are expected to be converted to sales in the next twelve months, another 25% to 30% are expected to convert to sales within one to two years, and the remaining beyond two years. Approximately 85% of our backlog as of December 31, 2025, was to the Defense industry, which provides stability and visibility to our business.

FlackTek Acquisition

On January 23, 2026, subsequent to the end of the third quarter, Graham acquired FlackTek Manufacturing, LLC and FlackTek Sales, LLC (collectively, “FlackTek”). The acquisition establishes advanced mixing and materials processing as a third core technology platform for Graham, complementing its existing vacuum, heat transfer, and turbomachinery capabilities and further aligning with the Company’s Defense, Energy & Process, and Space end markets.

Under the terms of the transaction, Graham acquired 100% of the equity of FlackTek for a purchase price of $35.0 million, comprised of 85% cash and 15% using 75,818 shares of Graham’s common stock, along with the potential to earn an additional $25 million in future performance-based cash earnouts over four years beginning in fiscal year 2027, based upon achieving progressively increasing adjusted EBITDA performance targets. The base purchase price represents approximately 12x FlackTek’s projected adjusted EBITDA for 2026. The transaction was funded through a combination of cash on-hand and borrowings under the Company’s revolving credit facility.

In connection with the acquisition, Graham amended its revolving credit agreement with Wells Fargo Bank, National Association, increasing the borrowing limit from $50 million to $80 million. Following the closing of the transaction, the Company’s pro forma leverage ratio is approximately 1.2x.

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Fiscal 2026 Outlook

Based upon the results for the first nine months of fiscal 2026, our expectations for the remainder of the fiscal year, and inclusive of the acquisition of FlackTek and Xdot, Graham is updating its full year fiscal 2026 guidance as follows:

(as of February 6, 2026)	Fiscal 2026 Guidance (New)	Fiscal 2026 Guidance (Old)
Net Sales	$233 million to $239 million	$225 million to $235 million
Gross Margin(1)	24.0% to 25.0% of sales	24.5% to 25.5% of sales
SG&A expense (including amortization)(2)	17.5% to 18.5% of sales	17.5% to 18.5% of sales
Adjusted EBITDA(1)(3)	$24 million to $28 million	$22 million to $28 million
Effective Tax Rate	16% to 18%	20% to 22%
Capital Expenditures	$15.0 million to $18.0 million	$15.0 million to $18.0 million

(1)	Includes the estimated impact of increased tariffs over the prior year of approximately $1.0 million to $1.5 million.
(2)

Includes approximately $7.0 million to $8.0 million of Barber-Nichols supplemental performance bonus, equity-based compensation, acquisition & integration, and enterprise resource planning (“ERP”) conversion costs included in SG&A expense.

(3)

Excludes net interest expense (income), income taxes, depreciation, and amortization from net income, as well as approximately $3.0 million to $4.0 million of equity-based compensation, net acquisition & integration, and ERP conversion costs included in SG&A expense, net.

Graham’s Chief Financial Officer, Christopher J. Thome, said, “We are pleased with our performance through the first nine months of fiscal 2026 and continue to see strong demand across most of the markets we serve. Reflecting this momentum, including the contribution from the FlackTek acquisition, we are increasing our full-year fiscal 2026 guidance.

Mr. Thome continued, “After the acquisition of FlackTek, our balance sheet remains strong with low leverage, a modest amount of debt of $20 million, and increased capacity under our line of credit. We believe this increased capacity, along with our strong operating cash flow, provides us ample liquidity to continue to execute our capital allocation strategy and future growth.”

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on February 6, 2026, at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201)-689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Friday, February 13, 2026. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13757532 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Energy & Process, and Space industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise, proprietary technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “continue,” “estimate,” “expects,” “future,” “outlook,” “believes,” “could,” “guidance,” “may”, “will,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the Defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy, realization of benefits from the acquisition of FlackTek, and the integration and operation of FlackTek are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, equity-based compensation, ERP implementation costs, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Forward-Looking Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2026 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent definitive agreements with customers to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Total backlog can include both funded and unfunded orders under government contracts. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

For more information, contact:
Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
Tom.Cook@icrinc.com

Source: Graham Corporation

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Consolidated Statements of Operations - Unaudited

($ in thousands, except per share data)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Net sales	$56,701	$47,037	21%	$178,215	$150,551	18%
Cost of products sold	43,232	35,351	22%	135,719	113,698	19%

Gross profit	13,469	11,686	15%	42,496	36,853	15%
Gross margin	23.8%	24.8%		23.8%	24.5%
Operating expenses and income:
Selling, general and administrative	10,129	9,260	9%	29,315	26,821	9%
Selling, general and administrative – amortization	435	436	(0%)	1,308	1,309	(0%)
Other operating income	(219)	(220)	(0%)	(486)	(946)	(49%)

Operating income	3,124	2,210	41%	12,359	9,669	28%

Operating margin	5.5%	4.7%		6.9%	6.4%
Other expense, net	90	91	(1%)	334	273	22%
Interest income, net	(169)	(128)	32%	(414)	(442)	(6%)

Income before provision for income taxes	3,203	2,247	43%	12,439	9,838	26%
Provision for income taxes	358	659	(46%)	1,909	2,003	(5%)

Net income	$2,845	$1,588	79%	$10,530	$7,835	34%

Per share data:
Basic:
Net income	$0.26	$0.15	73%	$0.96	$0.72	33%

Diluted:
Net income	$0.25	$0.14	79%	$0.95	$0.71	34%

Weighted average common shares outstanding:
Basic	10,988	10,890		10,967	10,880
Diluted	11,157	11,057		11,108	11,016

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	December 31, 2025	March 31, 2025
Assets
Current assets:
Cash and cash equivalents	$22,254	$21,577
Trade accounts receivable, net of allowances ($360 and $630 at December 31 and March 31, 2025, respectively)	31,704	35,507
Unbilled revenue	57,823	38,494
Inventories	48,523	40,025
Prepaid expenses and other current assets	3,491	4,249
Income taxes receivable	19	1,520

Total current assets	163,814	141,372
Property, plant and equipment, net	57,321	50,649
Prepaid pension asset	6,055	5,950
Operating lease assets	5,587	6,386
Goodwill	26,181	25,520
Customer relationships, net	12,304	13,159
Technology and technical know-how, net	10,383	10,310
Tradenames, net	6,783	6,858
Deferred income tax asset	1,531	1,502
Other assets	2,968	2,404

Total assets	$292,927	$264,110

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$23	$21
Accounts payable	17,509	27,309
Accrued compensation	18,503	19,161
Accrued expenses and other current liabilities	4,530	4,322
Customer deposits	111,984	84,062
Operating lease liabilities	1,460	1,275
Income taxes payable	660	—

Total current liabilities	154,669	136,150
Finance lease obligations	27	44
Operating lease liabilities	4,544	5,514
Deferred income tax liability	74	—
Accrued pension and postretirement benefit liabilities	1,191	1,192
Other long-term liabilities	1,112	1,633

Total liabilities	161,617	144,533

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,162 and 11,077 shares issued and 10,988 and 10,903 shares outstanding at December 31 and March 31, 2025, respectively	1,116	1,107
Capital in excess of par value	35,260	34,616
Retained earnings	104,759	94,229
Accumulated other comprehensive loss	(6,437)	(6,987)
Treasury stock (174 shares at December 31, and March 31, 2025)	(3,388)	(3,388)

Total stockholders’ equity	131,310	119,577

Total liabilities and stockholders’ equity	$292,927	$264,110

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Nine Months Ended December 31,
	2025	2024
Operating activities:
Net income	$10,530	$7,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,670	2,712
Amortization	1,507	1,663
Bad debt reserves	(369)	—
Amortization of actuarial losses	630	586
Equity-based compensation expense	1,727	1,204
Gain on disposal or sale of property, plant and equipment	(38)	—
Change in fair value of contingent consideration	(486)	(946)
Deferred income taxes	(39)	(91)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	4,169	9,394
Unbilled revenue	(19,308)	(9,879)
Inventories	(8,474)	(5,628)
Prepaid expenses and other current and non-current assets	4	(1,665)
Income taxes receivable	1,501	(46)
Operating lease assets	1,011	965
Prepaid pension asset	(105)	(175)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	(6,690)	3,914
Accrued compensation, accrued expenses and other current and non-current liabilities	(551)	(1,380)
Customer deposits	27,830	21,000
Operating lease liabilities	562	(646)
Income taxes payable	(995)	(948)
Long-term portion of accrued compensation, accrued pension and postretirement benefit liabilities	(2)	4

Net cash provided by operating activities	16,084	27,873

Investing activities:
Purchase of property, plant and equipment	(13,482)	(13,800)
Proceeds from disposal of property, plant and equipment	154	—
Acquisitions, net of cash acquired	(895)	(170)

Net cash used by investing activities	(14,223)	(13,970)

Financing activities:
Principal repayments on debt	(8,000)	—
Proceeds from the issuance of debt	8,000	—
Repayments on finance lease obligations	(251)	(237)
Issuance of common stock	458	334
Tax withholdings related to net share settlements of restricted stock units and awards	(1,532)	(854)

Net cash used by financing activities	(1,325)	(757)

Effect of exchange rate changes on cash	141	(39)

Net increase in cash and cash equivalents	677	13,107
Cash and cash equivalents at beginning of period	21,577	16,939

Cash and cash equivalents at end of period	$22,254	$30,046

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Net income	$2,845	$1,588	$10,530	$7,835
Acquisition & integration expense (income), net	320	(220)	157	(900)
ERP Implementation costs	39	157	91	704
Net interest income	(169)	(128)	(414)	(442)
Income tax expense	358	659	1,909	2,003
Equity-based compensation expense	642	426	1,727	1,204
Depreciation & amortization	2,009	1,545	5,177	4,375

Adjusted EBITDA	$6,044	$4,027	$19,177	$14,779

Net sales	$56,701	$47,037	$178,215	$150,551
Net income margin	5.0%	3.4%	5.9%	5.2%
Adjusted EBITDA margin	10.7%	8.6%	10.8%	9.8%

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Net income	$2,845	$1,588	$10,530	$7,835
Acquisition & integration expense (income), net	320	(220)	157	(900)
Amortization of intangible assets	510	554	1,507	1,663
ERP Implementation costs	39	157	91	704
Tax impact of adjustments(1)	(200)	(113)	(404)	(337)

Adjusted net income	$3,514	$1,966	$11,881	$8,965

GAAP net income per diluted share	$0.25	$0.14	$0.95	$0.71
Adjusted net income per diluted share	$0.31	$0.18	$1.07	$0.81
Diluted weighted average common shares outstanding	11,157	11,057	11,108	11,016

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate of 23%.

Graham Corporation Reports Third Quarter Fiscal 2026 Results

February 6, 2026

Acquisition and integration (income) costs, net are incremental costs that are directly related to and as a result of the P3, Xdot, and FlackTek acquisitions or the subsequent accounting for the related contingent earn-out liabilities. These costs (income) may include, among other things, professional, consulting and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented throughout our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed.